Exhibit 10.3

CREE, INC.

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into as of September 29, 2006 (the “Effective Date”) by and between Cree, Inc. (the “Company”) and John T. Kurtzweil (“Executive”).

1. Background. As of the Effective Date, Executive has been employed by the Company as its Executive Vice President-Finance, Chief Financial Officer and Treasurer. The period during which Executive is employed by the Company is referred to in this Agreement as the “Employment Term.” The Company and Executive are entering into this Agreement to provide Executive severance benefits, as set forth herein, in connection with termination of Executive’s employment following any Change in Control that may occur during the Employment Term and in certain other circumstances.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Executive agrees to resign from all positions held with the Company and its affiliates immediately following the termination of his employment if the Company’s Board of Directors (the “Board”) so requests.

3. Term of Agreement. This Agreement will have an initial term of one year commencing on the Effective Date. On the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional one-year term unless either party provides the other party with written notice of non-renewal at least 120 days prior to the date of automatic renewal or unless Executive’s employment terminates for any reason prior to the anniversary date. Notwithstanding any contrary provision in this Section 3, in the event of a Change in Control during the Employment Term, this Agreement will continue for twelve months after the effective date of the Change in Control.

4. Severance.

(a) Termination Without Cause or Resignation for Good Reason not in connection with a Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is not in Connection with a Change in Control, then, subject to Section 4(d)(i) and Section 5 below, Executive will receive: (i) continued payment of base salary for twelve (12) months following the termination of Executive’s employment in accordance with the Company’s regular payroll cycle, and (ii) reimbursement of premiums through the Company’s payroll system as explained below for continuation of medical benefits for Executive, Executive’s spouse, and Executive’s eligible dependents under the Company’s Benefit Plans under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for twelve (12) months following

Executive’s termination of employment; provided Executive validly elects to continue coverage under COBRA, continues coverage in accordance with applicable law, and pays the applicable premiums to the Company’s COBRA administrator when due. When applicable, COBRA premiums will be reimbursed as follows: the monthly COBRA premium in effect at the time of termination will be multiplied by twelve and the product will be divided by the number of pay periods remaining in the twelve (12) months following the termination of Executive’s employment, and an amount equal to the result (i.e., the quotient rounded to the nearest whole cent) will be included in Executive’s compensation each of the remaining pay periods, so long as Executive remains eligible for reimbursement of COBRA premiums under the terms of this Agreement.

(b) Termination Without Cause or Resignation for Good Reason in connection with a Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change in Control, then, subject to Section 4(d)(i) and Section 5 below, Executive will receive: (i) continued payment of base salary for twelve (12) months following the termination of Executive’s employment in accordance with the Company’s regular payroll cycle, (ii) reimbursement of premiums through the Company’s payroll system as explained above for continuation of medical benefits for Executive, Executive’s spouse, and Executive’s eligible dependents under the Company’s Benefit Plans under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for twelve (12) months following Executive’s termination of employment; provided Executive validly elects to continue coverage under COBRA, continues coverage in accordance with applicable law, and pays the applicable premiums to the Company’s COBRA administrator when due, and (iii) accelerated vesting of all of Executive’s then outstanding, unvested equity awards.

(c) Sole Right to Severance. Any severance payment will be paid pursuant to and in accordance with the Company’s Severance Program. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment, except for such payments and benefits to which Executive would be entitled as an employee of the Company in the absence of this Agreement.

(d) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if the Company determines, in its good faith judgment, that the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), the Company will restructure payment of the severance benefits so that the severance benefits will accrue during the first six (6) months after the Executive’s termination, and the accrued amount will be paid in a lump sum payment on the first regular payroll payment date after expiration of the 6-month period, with all subsequent payments, if any, made in accordance with the Company’s regular payroll cycle as otherwise provided in this Agreement.

(ii) The Executive agrees to work in good faith with the Company to consider amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment to the Executive of payments or benefits under this Agreement.

5. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 4 will be subject to Executive signing and not revoking a release of claims in substantially the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as is necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance will be paid or provided until the separation agreement and release of claims become effective.

(b) Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(c) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

6. Definitions.

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive, Executive’s spouse, and/or Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

(b) Cause. For purposes of this Agreement only, “Cause” means Executive’s: (i) gross negligence or willful misconduct in the performance of his duties to the Company after one written warning detailing the concerns and offering the Executive the opportunity to cure; (ii) material and willful violation of any federal or state law; (iii) commission of any act of fraud with respect to the Company; (iv) conviction of, plea of nolo contendre to, or grant of prayer of judgment continued with respect to, a felony or any crime that the Chief Executive Officer or the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (v) material breach of his Confidential Information Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach; (vi) death; or (vii) the Executive has been disabled within the meaning of the Company’s long-term disability insurance program for a period of six months and is unable to return to work after such six-month period, with or without reasonable accommodation.

(c) Change in Control. For purposes of this Agreement, “Change in Control” will have the same meaning as in Section 7.1 of the Company’s Equity Compensation Plan (as amended and restated August 5, 2002 and without regard to any subsequent amendments).

(d) Confidential Information Agreement. For purposes of this Agreement, “Confidential Information Agreement” means the Company’s standard form of Employee Agreement Regarding Confidential Information, Intellectual Property, and Non-Competition executed by Executive in favor of the Company concurrently with the execution of this Agreement, as such Confidential Information Agreement may be amended from time to time by mutual written agreement of the parties.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means any act of the Company, without Executive’s consent, that materially and adversely diminishes the Executive’s duties or responsibilities; provided that, in the event of the happening of such act, the Executive must notify the Board in writing of the act and the basis for his belief that it constitutes Good Reason. The Company will have thirty (30) days from its receipt of such notice to remedy any act giving rise to a claim of Good Reason before Executive may take further action hereunder on the basis of such act. Executive’s actions approving any change, reduction, requirement, or occurrence in his role as Executive Vice President-Finance, Chief Financial Officer or Treasurer (that otherwise may be considered Good Reason) will be considered consent for the purposes of this Good Reason definition.

(f) In Connection with a Change in Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change in Control” if Executive’s employment is terminated within twelve (12) months following a Change in Control.

7. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Articles of Incorporation, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

9. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Vice President, Administration

Cree, Inc.

4600 Silicon Drive

Durham, NC 27703

If to Executive:

at the last residential address known by the Company.

10. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

11. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Durham, North Carolina before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the North Carolina Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

12. Expenses of Enforcement. In the event of a dispute relating to any provision of this Agreement, the Company will reimburse Executive’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees, in connection with such dispute, provided Executive prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation. In the event Executive does not so prevail or in the event of such determination, Executive will repay to the Company any amounts previously reimbursed by it, and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute.

13. Integration. This Agreement, together with the letter agreement between the parties dated September 1, 2006, the Confidential Information Agreement, and the standard equity plan documents governing Executive’s outstanding equity awards, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto.

14. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

15. Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 4 and 5, Sections 7, 8, 11 and 12, and all other provisions that expressly or by their nature survive, will survive the termination or expiration of this Agreement.

16. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18. Governing Law. This Agreement will be governed by the laws of the State of North Carolina as if executed and to be performed wholly within such State.

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

By:	/s/ Brenda F. Castonguay	Date: October 16, 2006
Brenda F. Castonguay
Vice President, Administration

EXECUTIVE:

	/s/ John T. Kurtzweil John T. Kurtzweil	Date: October 16, 2006